Exhibit 99.1

Press Release                         FOR IMMEDIATE RELEASE
August 18, 2015
CONTACT:     Chad Daffer or Andy Grier
800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.
ANNOUNCES THE SALE OF A MULTIFAMILY PROPERTY

On August 17, 2015, America First Multifamily Investors, L.P. (NASDAQ: ATAX) closed on the sale of Glynn Place, a Multifamily (“MF”) Property located in Brunswick, GA for $5.5 million. “The sale of Glynn Place has allowed us to enhance the rate of return to our unitholders and demonstrates our ability to execute on our strategy of owning and actively managing MF Properties,” said Chad Daffer, ATAX Fund Manager. “We will continue to analyze the highest and best use of our MF Properties and this sale is no exception.”

Glynn Place is a 128 unit multifamily property and was originally acquired in 2008. The sale will result in a gain of approximately $1.2 million which is Tier 2 income. The Cash Available for Distribution related to this transaction will be approximately $0.015 per unit or approximately $900,000.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties. The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our shareholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Company expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership Agreement, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.